News Release

For:	Methode Electronics, Inc.	Contact:Joey Iske
	7401 West Wilson Avenue	Director of Investor Relations
	Chicago, IL 60706	708-457-4060
jiske@methode.com

Methode Electronics, Inc. Reports Third Quarter Fiscal-Year 2008 Results

CHICAGO, March 13, 2008 — Methode Electronics, Inc. (NYSE: MEI), a global manufacturer of electronic component and subsystem devices, today announced operating results for the third quarter ended February 2, 2008.

Due to the timing of our fiscal calendar, the three months ended February 2, 2008 represent 14 weeks of results and the three months ended January 27, 2007 represent 13 weeks of results. In addition, the nine months ended February 2, 2008 represent 40 weeks of results and the nine months ended January 27, 2007 represent 39 weeks of results.

Methode’s net sales increased $33.1 million, or 31.4 percent, to $138.5 million for the third quarter fiscal year 2008 from $105.4 million in the third quarter of fiscal year 2007. Net income increased $5.1 million, or 110.6 percent, to $9.8 million, or $0.26 per share for the third quarter fiscal year 2008 compared to $4.7 million, or $0.13 per share for the third quarter of fiscal year 2007. Key drivers of the sales increase were TouchSensor Technologies, L.L.C. (TouchSensor) acquired on February 28, 2007 and significant organic growth from the European and Asian operations. Automotive sales were positively impacted due to one-time price increases of $5.4 million on previously marginally profitable and unprofitable products, which Methode had decided to exit at the expiration of its manufacturing commitment but, at the request of the customer, has agreed to continue producing. Methode expects to complete the exit of these products during the second quarter of fiscal year 2009.

The increase in net income for the third quarter fiscal-year 2008 is due to the above-mentioned automotive price increases, strong sales and increased efficiencies from the European and Asian operations, offset slightly by higher selling and administrative expenses. In addition, restructuring costs decreased by $1.5 million and the effective tax rate was 13.8 percent in the current third quarter compared to 29.9 percent last year.

In the first nine months of fiscal year 2008, net sales increased $79.2 million, or 24.9 percent, to $396.7 million compared to $317.5 million in the first nine months of fiscal year 2007. Net income for the first nine months increased $12.8 million to $26.8 million, or $0.72 per share, compared to $14.0 million, or $0.38 per share in the nine-month period in fiscal 2007. The improvement is due to the automotive price increases, strong sales and increased efficiencies from Methode’s European and Asian operations, offset slightly by higher selling and administrative expenses.

Commenting on the quarter, Donald W. Duda, President and Chief Executive Officer for Methode Electronics said, “Our performance is encouraging in spite of the challenging economic times. During the third quarter, Methode realized solid sales in our European and Asian operations across all business segments.  We are pleased that Methode’s global initiatives continue to increase our top and bottom line.”

He added, “Methode continues to evolve into a global provider of innovative solutions. This was recently evidenced by our automotive segment being awarded a contract for a new infotainment console which will incorporate our TouchSensor technology.”

For the third quarter of fiscal 2008, cost of products sold as a percent of sales decreased to 78.7 percent from 80.9 percent in the prior-year period. In the first nine-months of fiscal 2008, cost of products sold as a percent of sales, decreased to 79.0 percent compared to 81.4 percent in the nine-month period of fiscal 2007. The improvement to cost of products sold in both the third quarter and the nine months of fiscal 2008 is due to the automotive price increases and that last years’ third quarter included restructuring and relocation costs to transfer the Scotland operation to the Malta facility. In addition, last year Methode implemented strategies to increase efficiencies and cost effectiveness at its North American automotive operations in response to lower automotive sales from its North American customers.

For the third quarter of fiscal 2008, selling and administrative expense, as a percent of sales, increased to 12.9 percent from 12.2 percent in fiscal 2007. Selling and administrative expense, as a percent of sales was 12.6 percent in both nine-month periods in fiscal 2008 and 2007. In both the three and nine-month periods of fiscal year 2008, the increase relates to the TouchSensor and VEP acquisitions. The majority of the remaining increase relates to additional global support staff, increased long-term incentive compensation (due to improved performance and higher share price) and higher professional fees.

Due to the customer delay in transferring product, which Methode expected to have transferred by the end of the third quarter, the Company is increasing fiscal year 2008 guidance for sales to be between $525.0 million and $540.0 million, excluding the impact of any prolonged work stoppages, such as at American Axle, which could impact Methode customers. Earnings per share guidance is also increased to between $0.93 and $0.98 and does not reflect any charge for restructuring that may be recorded in Methode’s fourth quarter of fiscal year 2008.

Conference Call

As previously announced, the Company will conduct a conference call led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, on March 13, 2008 at 10:00 a.m. Central Time. Methode invites you to listen to the webcast of this call by visiting the Company’s website at www.methode.com and entering the “Investor Relations” page and then clicking on the “Webcast” icon. You may participate on the conference call by dialing 877-407-8031 for domestic callers and 201-689-8031 for international callers. For those who cannot listen to the live broadcast, a replay, as well as an MP3 download will be available shortly after the call. The replay and download of the call will be available for seven days, by dialing 877-660-6853 for domestic callers and 201-612-7415 for international, both using the playback account number 286 and conference ID number 276456.

About Methode Electronics

Methode Electronics, Inc. (NYSE: MEI) is a global manufacturer of component and subsystem devices with manufacturing, design and testing facilities in the United States, Malta, Mexico, United Kingdom, Germany, Czech Republic, China and Singapore. We design, manufacture and market devices employing electrical, electronic, wireless, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. We manage our business on a segment basis, with those segments being Automotive, Interconnect, Power Distribution and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found at Methode’s website at www.methode.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection, provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode’s expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode’s filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on the automotive industry; (2) dependence on a small number of large customers within the automotive industry; (3) intense pricing pressures in the automotive industry; (4) customary risks related to conducting global operations; (5) increases in raw materials prices; (6) the successful integration of acquired businesses; (7) dependence on the appliance, computer and communications industries; (8) the marketability of our intellectual property; and (9) the seasonal and cyclical nature of some of our businesses.

Methode Electronics, Inc.
Financial Highlights
(In thousands, except per share data, unaudited)
	Three Months Ended
	February 2,	January 27,
	2008	2007
Net sales	$138,465	$105,412
Other income	313	686
Cost of products sold	109,032	85,334
Restructuring and impairment costs	450	1,861
Selling and administrative expenses	17,707	12,910
Income from operations	11,589	5,993
Interest, net	652	1,056
Other, net	(923)	(335)
Income before income taxes	11,318	6,714
Income taxes	1,561	2,010
Net income	9,757	4,704
Basic and diluted earnings per common share	$0.26	$0.13
Average Number of Common Shares Outstanding:
Basic	37,138	36,193
Diluted	37,492	36,562
	Nine Months Ended
	February 2,	January 27,
	2008	2007

Net sales	$396,713	$317,499
Other income	986	1,020
Cost of products sold	313,267	258,537
Restructuring and impairment costs	450	1,861
Selling and administrative expenses	49,778	39,939
Income from operations	34,204	18,182
Interest, net	1,699	2,778
Other, net	(2,084)	(9)
Income before income taxes and
cumulative effect of accounting change	33,819	20,951
Income taxes	6,984	7,100
Income before cumulative effect of accounting change	26,835	13,851
Cumulative effect of accounting change	—	101
Net income	26,835	13,952
Basic and Diluted Earnings per Common Share:
Income before cumulative effect of accounting change	$0.72	$0.38
Net income	$0.72	$0.38
Average Number of Common Shares Outstanding:
Basic	37,066	36,260
Diluted	37,479	36,528
Summary Balance Sheets
(In thousands)
	February 2,	April 28,
	2008	2007

Cash	$90,526	$60,091
Accounts receivable — net	71,335	79,180
Inventories	59,470	54,479
Other current assets	13,441	15,691

Total Current Assets	234,772	209,441
Property, plant and equipment — net	90,579	86,857
Goodwill — net	54,195	51,520
Intangible assets — net	43,670	43,680
Other assets	23,065	20,242

Total Assets	$446,281	$411,740

Accounts payable	$38,260	$41,041
Other current liabilities	31,022	31,420

Total Current Liabilities	69,282	72,461
Other liabilities	19,455	15,070
Shareholders’ equity	357,544	324,209

Total Liabilities and Shareholders’ Equity	$446,281	$411,740

Summary Statements of Cash Flows
(In thousands)
	Nine Months Ended
	February 2,	January 27,
	2008	2007
Operating Activities:
Net income	$26,835	$13,952
Provision for depreciation	16,332	14,103
Amortization of intangibles	4,227	3,576
Amortization of stock awards and stock options	2,479	2,138
Changes in operating assets and liabilities	7,615	11,188
Other	77	(352)

Net Cash Provided by Operating Activities	57,565	44,605
Investing Activities:
Purchases of property, plant and equipment	(16,702)	(6,365)
Proceeds from sale of building	960	800
Acquisitions of businesses	(7,090)	(2,678)
Joint venture dividend	(1,000)	—
Other	(407)	(2,016)

Net Cash Used in Investing Activities	(24,239)	(10,259)
Financing Activities:
Repurchase of common stock	—	(3,059)
Proceeds from exercise of stock options	1,268	263
Tax benefit from stock options and awards	291	—
Dividends	(5,680)	(5,592)

Net Cash Used in Financing Activities	(4,121)	(8,388)
Effect of foreign exchange rate changes on cash	1,230	375

Increase in Cash and Cash Equivalents	30,435	26,333
Cash and Cash Equivalents at Beginning of Period	60,091	81,646

Cash and Cash Equivalents at End of Period	$90,526	$107,979